                                                                    Exhibit 10.4


                          MEDIA NETWORK SERVICES AGREEMENT
                          --------------------------------

     THIS Media Network Services Agreement ("this Agreement") is entered into this 18th day of April, 1995 (the "Effective Date"), by and between The Mentus Group, Inc. a Delaware corporation ("Mentus"), and The Southland Corporation, a Texas Corporation ("Southland").

                                      RECITALS

     WHEREAS, Mentus operates the American Consumer Service Network ("ACSN"). ACSN installs, operates and services video display monitors in high traffic retail businesses. The monitors provide display information and advertising messages targeted for consumers of these retail businesses (the "Program"); and

     WHEREAS, Capital Cities/ABC, Inc. is the national advertising sales representative for ACSN; and

     WHEREAS, Southland operates corporate-owned 7-Eleven-Registered Trademark-convenience stores in the United States. In addition, 7-Eleven stores are operated by Southland's franchisees or licensees; and

     WHEREAS, subject to the terms and conditions contained in this Agreement, Mentus will provide the Program and supporting network to participating 7-Eleven stores.

     NOW, THEREFORE, for and in consideration of the terms and conditions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

     1.     STORES.

     1.01 For purposes of this Agreement, the terms "Stores" will mean all of Southland's corporate-owned and operated 7-Eleven convenience stores or other retail grocery locations which are or may hereafter be owned and operated by Southland from time to time in the United States. Stores will not include, subject to section 1.02 below, any 7-Eleven convenience stores or other retail grocery stores which are or hereafter may be owned or operated by Southland's franchisees and licensees.

     1.02 In the event that any of the Stores are franchised or licensed, Mentus acknowledges that Southland's franchises or licensees are independent contractors who determine the manner and means of operating their own stores pursuant to the terms of the franchise or license agreement and arrangements relating thereto. Southland agrees to designate Mentus as a recommended supplier of the products and services under the Program to franchises or licensees where Mentus is providing such products and services to the Store, provided Mentus (i) complies with the terms of this Agreement, and (ii) is not in default under this Agreement. The term "Stores" will include Southland's franchisees or licensees that elect to participate under the Program. In such event, all rights, duties and obligations running from Mentus to Southland hereunder, and from Southland to Mentus, will also run between Mentus and each such franchisee or license that elect on their own to participate under the Program; provided that all of Mentus' dealings with respect to such Stores will be exclusively with Southland for each franchisee or licensee that elects to participate under the Program. Southland will use its reasonable best efforts to present the Program to Southland's franchisees and licensees and to solicit franchise or licensee participation in the Program.


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     2.     HARDWARE.

     2.01 Mentus will install, at its sole cost and expense, at each participating Store the ACSN 27-inch monitor and related hardware and wiring, including any necessary telephone lines as set forth in Exhibit "A" (the "Hardware") at each participating Store. The list of corporate-owned Stores shall be provided by Southland within a reasonable time after the execution of this Agreement, and shall be attached as Exhibit "B."

     2.02 Southland and Mentus will work together to design the various Store layouts for the Hardware location and installation that is consistent with Southland's current Restore program and the 7-Eleven Image. Southland will have final approval, such approval not to be unreasonably withheld, as to the location and installation of the Hardware at the Store.

     2.03 Mentus will install the Hardware at the Stores in accordance with the Hardware Installation Rollout Schedule attached as Exhibit "C"; provided that the specific Hardware Installation Rollout Schedule will be the product of the mutual agreement between Mentus and Southland following Mentus' receipt of the addresses of both the corporate-owned Stores and the franchised and licensed Stores that have chosen to participate in the Program. Southland agrees that the initial installation under the Hardware Installation Rollout Schedule will not be earlier than ninety (90) days following the date Mentus receives the addresses. The date of the first installation will be the "Initial Installation Date." Mentus will be in material breach of this section only if the failure to materially comply with the Hardware Installation Rollout Schedule is due to the actions or inactions of Mentus.

     2.04 Upon mutual agreement, Mentus will either provide a full time installation coordinator or pay for a Southland employee (at an agreed upon cost, not to exceed $100,000) to assist with the Hardware installation.

     2.05   Title and ownership of the Hardware will remain with Mentus.

     2.06 Mentus will maintain, repair or replace the Hardware, as necessary, at its sole cost and expense, excluding the cost of electricity. All costs associated with the required telephone lines, including monthly telephone line charges, will be borne by Mentus. Mentus will provide to the Stores, at its sole cost and expense, a toll free 800 number that a Store may use to report a Hardware problem. Mentus will respond to a maintenance or repair request within 24 hours (weekends and holidays excluded) after receiving such request. Mentus will be responsible for ensuring that the Hardware is maintained and operable at all times.

     2.07 Southland will be responsible for any Hardware loss or damage that is not due to the negligence of Mentus, during the time the Hardware is properly installed at the Store.

     2.08 In the event of a Store closure, lease expiration, franchisee termination or other factor that causes a cessation of a Store operation during the term of this Agreement, at Southland's request, Mentus will, at its sole cost and expense and within five (5) business days from Mentus' receipt of a request under this Section 2.08, remove the Hardware from the Store and return the Store to its previous condition, normal wear and tear excepted.

     2.09 Upon Southland's reasonable request, Mentus will, at its sole cost and expense and within a reasonable time period, relocate the Hardware to a different area in the Store to achieve maximum customer exposure.


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     3.     SOFTWARE NETWORK.

     3.01 Mentus warrants that it will provide and maintain the necessary network to ensure continuous operation of advertisements, news, weather, promotions and other information at the Store level.

     3.02 Mentus warrants that the programming (news/weather, etc.) and advertisements will only be broadcast in the designated and proper Store locations.

     3.03 Mentus will repair within 48 hours, any network problem, failure or malfunction that restricts or hinders the Program from continuously being broadcast to ten (10) or more Stores for any substantial length of time; provided that Mentus shall not be deemed to have violated its obligations under this Section 3.03 if an event giving rise to a network problem, failure or malfunction described above is an event not within the control of Mentus.

     4.     PROGRAM CONTENT.

     4.01 The Monitor at each Store will continuously broadcast a Program loop of twenty (20) "slots." Each slot will run for approximately six (6) seconds. The Program loop will run for approximately two (2) minutes continuously.

     4.02 The Program loop will consist of approximately eight (8) program slots (the "Program Slots") and at least twelve (12) slots that may be sold to third-party advertisers (the "Ad Slots"). Mentus shall own and retain the exclusive copyright on all Program Slots and Ad Slots, except to the extent that such rights with respect to certain Program Slots or Ad Slots are retained by the advertiser or some other entity through agreement with Mentus.

     (a) Program Slots initially will consist of weather, sports scores, news, promotions, television line-ups, proprietary store advertisements, lottery information and such other items as may be developed from time to time. Program Slots will be continuously updated approximately every four (4) hours as needed, or more frequently as developed.

     (b) Ad Slots will be sold to third party advertisers. Of the eight (8) Program Slots, Southland will receive _______________* to promote 7-Eleven products, 7-Eleven promotions or other 7-Eleven events, in Southland's sole discretion ("7-Eleven Slots").

     (c)    _____________________________________________________*

     (d)    _____________________________________________________*


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     (e) Mentus will ensure that at least twenty (20) slots are continuously broadcast. In the event that less than twelve (12) Ad Slots are sold, Mentus will increase the number of Program Slots to ensure that twenty (20) different slots are broadcast. Upon the agreement of the parties, which will not unreasonably be withheld, the total number of slots may be increased or decreased.

     (f) Southland will pay all expenses for delivery of artwork material for the 7-Eleven Slots ___________*. All commercial announcements must conform to ACSN commercial standards and operating policies, including technical quality, as well as Federal Communications Commission and other government standards. Southland warrants and represents that it has or will have secured, at its expense, any necessary performing rights license(s) for material appearing in commercial announcement(s).

     5.     PROGRAMMING.

     5.01 Mentus will use its best efforts to ensure that the Program Slots will not damage Southland's trademarks or the 7-Eleven Image. Upon Southland's request, Mentus will remove within a reasonable time any Program Slots or Ad Slots objectionable to Southland as damaging to Southland's trademarks or the 7-Eleven image. In addition, Southland and Mentus will cooperate to determine categories of products and advertisers that Southland has identified as objectionable and which Mentus has agreed to treat as objectionable under this Section. Such list of products and advertisers, including guidelines for advertisers and products, when produced, will be attached as Exhibit D to this Agreement. Advertisers and or products that fall outside of the agreed upon guidelines require the prior approval of Southland. Mentus will install a 27 inch ACSN monitor at Southland's corporate offices in Dallas, Texas to allow Southland to monitor the Program and Ad Slots.

     5.02 Upon thirty (30) days prior written notice to Mentus, Southland may change the ________* 7-Eleven Slots once every thirty (30) days.

     6.     PROGRAM FEE.

     6.01 In accordance with Section 6.02 below, Mentus will pay Southland a Program Fee equal to a percentage of the "operating revenue" (as defined below) received by Mentus from the sale of the Ad Slots under the Program. "Operating revenue" is defined as all revenues earned by Mentus (less bona tide advertising agency and media buying services commissions), when advertisements are broadcast by Mentus, in accordance with standard industry practice, from the broadcast of Ad Slots on monitors installed at the Stores. The Program Fee will be paid to Southland on a quarterly basis. The Program Fee will be paid to Southland on or before the thirtieth (30) day following the end of each quarter.

     6.02 Mentus' obligation to pay Program Fees shall begin as of the Initial Installation Date (as defined in Section 2.03). Six (6) months following the Initial Installation Date shall be the Initial Fee Period. During the Initial Fee Period, the Program Fee shall be ____*of operating revenue. Thereafter, each successive twelve (12) month period shall be considered a Fee Year. The Program Fee during each Fee Year shall be ____* of operating revenue, provided that, after the Initial Fee Period, the gross amount of Program Fees shall be at least equal to______________________________________________________________* (the
"Annual Minimum Payment") for each twelve (12) month Fee Year.

     6.03 Within thirty (30) days following the end of the first Fee Year, and annually thereafter within thirty (30) days after the end of each subsequent Fee Year, the parties will review the Program Fees during the previous Fee Year. In the event that the Program Fees paid


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment during such Fee Year have not at least equaled the Annual Minimum Payment as set forth in section 6.02, Mentus will, within thirty (30) days after determination, pay to Southland an amount equal to the difference between the Program Fees paid and the Annual Minimum Payment. In the event Mentus fails to pay the Annual Minimum Payment as provided herein, Southland, as its sole and exclusive remedy, may terminate this Agreement in accordance with section 97.

     6.04 In calculating the Annual Minimum Payment based on the Program Fees, the Program Fees attributable to a Store shall be prorated based on the time a Store has installed Hardware and its participating in the Program. For example, in the case of an installation that is completed during a Fee Year, if the installation is completed at the end of the third month of a Fee Year, the amount attributable to such Store in the calculation of the total Annual Minimum Payment shall be _______*.

     6.05 Each month, Mentus will provide Southland with adequate documentation in a mutually agreed upon form relating to the Program Fee earned on a Store-by-Store basis so as to allow Southland to credit the Stores for the Program Fee on a monthly basis.

     7.     PROGRAM MATERIALS.

     7.01 Subject to the parties' approval as to cost, Mentus will pay Southland for the cost of producing Program Materials and brochures to be used to solicit store participation under the Program.

     8.     TAXES.

     8.01 Except for federal, state and local income taxes that may be assessed to Southland as a result of compensation received by Southland under this Agreement, Mentus will be responsible for all taxes associated with the Hardware and network installation, operation, maintenance and use of the Hardware and network, and the programming and advertising broadcasts.

     9.     TERM AND TERMINATION.

     9.01 The term of this Agreement (the "Term") will commence on the Effective Date and will continue for a period of five (5) years from the earlier of the first day an Ad Slot is broadcast in any store or January 1, 1996.

     9.02 Upon the end of the Term, Southland agrees to negotiate with Mentus in good faith to extend the Term or renew this Agreement for an additional term or negotiate a new agreement, which extension, renewal or new agreement the parties agree will be for at least five (5) years from the end of the Term. Mentus agrees that Southland is under no obligation to renew or extend this Agreement. During the period of negotiation (not to exceed ninety (90) days from the end of the Term), Mentus agrees to operate the network and continue the Program in accordance with the terms and conditions of this Agreement.

     9.03 In addition to and not in lieu of the foregoing, if at any time Southland desires to enter into negotiations with a provider of services competitive with Mentus (a "Competitor"), Southland agrees that, prior to entering into such negotiations, Southland will first negotiate in good faith with Mentus for the provision of Mentus' services. If, following negotiations with a Competitor, Southland desires to enter into an agreement with such Competitors (a "Substitute Agreement"), Southland shall deliver to Mentus written notice of the terms and conditions of the Substitute Agreement and Mentus will have a right, exercisable for a period of forty-five (45) days after Mentus receives notice of the Substitute Agreement, to provide Mentus' services to Southland on terms substantially equivalent to, and in lieu of, the Substitute Agreement


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     9.04 Upon thirty (30) days written notice, either party may terminate this Agreement in the event the other party materially breaches or defaults under any material term or provision of this Agreement and the defaulting party fails to cure such breach or default within thirty (30) days of receipt of written notice of default (the "Cure Period").

     9.05 As its sole and exclusive remedy, Southland may terminate this Agreement in the event the Annual Minimum Payment is not made by Mentus pursuant to Section 6.03.

     10.    EFFECT OF EXPIRATION OR TERMINATION.

     10.01 In the event this Agreement is terminated effective at the end of Term and the parties fail to reach an agreement for an additional term, or in any other event upon termination of this Agreement, Mentus, at its sole cost and expense, will remove the Hardware from the Stores and restore each Store to its previous condition, reasonable wear and tear excepted, within ninety (90) days of such termination.

     10.02  Mentus will pay Southland all outstanding Program Fees within thirty
(30) days of termination.

     11.    STATE OF THE ART TECHNOLOGY.

     11.01 During the term of this Agreement, in the event that substantially enhanced Program technology, compatible with the network, becomes generally available in the marketplace, Mentus, at its sole cost and expense, will use its best efforts to incorporate this technology into the Program, provided that such technology substantially and materially improves the performance of the Program;

     12.    MONITOR CO-BRANDING.

     12.01 Mentus will work with Southland to develop and implement "co-branding" of the monitor at the Stores between ACSN and 7-Eleven.

     13.    MENTUS EXCLUSIVITY.

     13.01 During the term of this Agreement and any renewal thereof, Mentus will be the exclusive provider of video-based information, entertainment and advertising to the Stores.

     14.    SOUTHLAND EXCLUSIVITY.

     14.01 For a period of one year after the Initial Installation Date, Southland will be the only convenience store chain in the designated market areas identified on Exhibit E under the Program.

     15.    INDEMNITY.

     15.01 Mentus will absolutely and irrevocably indemnify, defend (with counsel satisfactory to Southland) and hold harmless Southland and its affiliates and its and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees, assignees and franchisees from and against any and all damages arising from, relating to or associated with (i) any actions or omissions of Mentus, its employees, agents or representatives, and/or (ii) Mentus' breach, violation or default of or failure to comply with any one or more of its obligations under this Agreement.


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     16.    INSURANCE.

     16.01 Mentus will keep in force at all times during the term of this Agreement commercial general liability insurance, written on an occurrence basis, with both "product" and "contractual" coverage, each with an aggregate limit of at least $3,000,000 for each occurrence for any loss that may flow directly or indirectly from the installation, use and maintenance of the Hardware at the Store. Mentus will furnish Southland with a certificate from a financially responsible insurance company evidencing that such insurance is in force, naming Southland as an additional insured and providing that such coverage may not be terminated, canceled or amended without thirty (30) days' prior written notice to Southland. Mentus will furnish Southland a copy of this certificate upon execution of this Agreement.

     17.    ASSIGNMENT.

     17.01 Other than a collateral assignment for security, neither this Agreement, nor any right, obligation or claim arising out of or in connection with this Agreement will be assigned to an unrelated or unaffiliated entity by either party or by operation of law without prior written consent of the other party.

     18.    CONFIDENTIALITY.

     18.0l Mentus and Southland will, and will use all reasonable efforts to cause their respective employees, franchisees and licensees to hold in confidence all Confidential Information, hereinafter defined, and Mentus and Southland will not, and will use all reasonable efforts to ensure that any employees, franchisees and licensees having access to the Confidential Information through them will not, disclose or use the same in connection with this Agreement. For purposes hereof, "Confidential Information" means this Agreement, all information of any kind (including, without limitation, sales, pricing, financial and promotional information) obtained directly or indirectly from Mentus or Southland, as the case may be, or from any of their respective employees, agent, accountants, counsel or other representatives, relating to either Mentus' or Southland's business, except information that:

            (a) constitutes readily ascertainable public information, including, without limitation, any information filed with the Securities and Exchange Commission;

            (b) subsequently becomes public information through no fault of the party to whom it was revealed;

            (c) either party obtains from a third party who they have no reason to believe is under any obligation of confidentiality; or

            (d) either party becomes legally obligated to disclose, provided that the other party is afforded an opportunity prior to such disclosure to apply to the court or other appropriate authority for a form of restrictive order preventing disclosure of any such information.

     18.02 Each franchisee and licensee of Southland that agrees to participate in the Program will agree in writing to the confidentiality obligations hereunder.


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     19.    RELATIONSHIP OF PARTIES.

     19.01 The parties to this Agreement will be independent contractors under this Agreement. It is not the intent of the parties to form any agency, partnership or joint venture, and it is understood that each party will exercise full power and authority, except as specifically provided otherwise in this Agreement, to select the means, method and manner of performing all obligations to be performed under this Agreement.

     19.02 Southland and Mentus represent and warrant to each other, as to their own acts, that (i) the execution, delivery and performance by Southland and Mentus under this Agreement will not violate or constitute a default under, or create a circumstance which with the passage of time will result in a violation of or default under, any agreement of which Southland or Mentus is a party or by which any of their respective assets are bound, and (ii) Southland and Mentus are not party to any agreement that would restrict or inhibit Southland's or Mentus' ability to perform under this Agreement, or Mentus' ability to locate, install, service or operate the Hardware or the network system.

     20.    GOVERNING LAW.

     20.01 THE FORMATION, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     21.    VENUE.

     21.01 It is agreed that any disagreement between the parties of this contract that require resolution through judicial proceedings must be litigated in Dallas, County, Texas.

     22.    NOTICE AND DEMANDS.

     22.01 Except as otherwise provided under this Agreement, all notices, demands, or requests which may be given by either party to the other party must be delivered to the addresses set forth in Section 22.03 in person or deposited, postage prepaid, in the United States mail via certified mail, return receipt requested or if personal delivery, facsimile or expedited mail service is selected as a method of notice under this Section, a receipt reflecting such delivery must be obtained.

     22.02 It is the obligation of each party to give notice to the other party of any change of address in accordance with the guidelines for notification as herein defined.

     22.03 Pursuant to this Agreement, without change in address as provided for herein, all notices, demands, or requests submitted in writing will be made to the following address:

     If to Mentus:                           If to Southland:

     The Mentus Group, Inc.                  The Southland Corporation
     Attn: Program Participation Dept.       Attn: Vice President,
     Cabriole Center                         Merchandising
     9531 W. 78th Street                     2711 N. Haskell Avenue
     Eden Prairie, Minnesota 55344           Dallas, TX 75204


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     With a copy to:                         With a copy to:

     Anthony A. Bonacci                      The Southland Corporation
     Colombo & Bonacci                       Attn: Legal Department
     2525 E. Camelback Rd., Suite 840        2711 N. Haskell Avenue
     Phoenix, Arizona 85016                  Dallas, TX 75204


     23.    BOOKS AND RECORDS/AUDIT RIGHTS.

     23.01 Upon reasonable notice, either party may request and the requested party will comply with a review of its books and records relating to the Program Fee and performance under this Agreement.

     24.    ALTERNATIVE DISPUTE RESOLUTION.

     24.01 Southland has subscribed to the Center for Public Resources Policy (the "Policy") on Alternative Dispute Resolution ("ADR"). The parties acknowledge that, if Mentus is currently a subscriber or becomes a subscriber to the Policy at any time during the Term, then the parties will adhere to the statement of principle set forth in the Policy, to wit:

     In the event of a business dispute between the parties, the parties are prepared to explore resolution of the dispute through negotiation or ADR techniques before pursuing full scale litigation. If either party believes that the dispute is not suitable for ADR techniques, or if such techniques do not produce results satisfactory to the disputants, either party may proceed with litigation.

     Mentus' being a subscriber to the Policy is not a prerequisite for the parties to engage in ADR.

     25.    NON-EXCLUSIVE REMEDIES.

     25.01 Except as provided in this Agreement, the parties' rights and remedies under this Agreement will be cumulative and non-exclusive of any other rights or remedies which either party may have by operation of law or otherwise.

     26.    WAIVER.

     26.01 The failure of either party to enforce at any time for any period of time any of the provisions of this Agreement will not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

     27.    ENTIRE AGREEMENT.

     27.01 This Agreement, including all Exhibits, constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous, written or oral, agreements, representations and understandings of the parties. The parties acknowledge and agree that there are no other representations, agreements and understandings pertaining to the subject matter herein that the parties have relied on in entering into this Agreement other than those stated in this Agreement. This Agreement may be amended only by the mutual written agreement of the parties, signed by an authorized officer or representative of each party, or in the case of Southland, a Vice President or President, and this Agreement shall not be deemed to have been amended or any rights waived by any course of dealing or course of performance between the parties.


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective on the day and year first above written.


Attest:                                      THE MENTUS GROUP, INC.


/s/ [ILLEGIBLE]                              By: /s/ [ILLEGIBLE]
----------------------------------              --------------------------------

                                             Its: Chairman
                                                 -------------------------------


Attest:                                      THE SOUTHLAND CORPORATION


/s/ [ILLEGIBLE]                              By: /s/ [ILLEGIBLE]
----------------------------------              --------------------------------
Assistant Secretary                                         President


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

                                     EXHIBIT A
                                     ---------

                                Hardware Description


* This information has been filed separately with the Securities and Exchange Commission for Confidential Treatment.


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

                                     EXHIBIT B
                                     ---------


                           Southland Corporate-Owned Stores


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

                                      EXHIBIT C
                                      ---------


                   Initial Hardware Installation Roll-Out Schedule


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

                                      EXHIBIT D
                                      ---------

                            Advertiser/Product Guidelines
                                   (to be attached)


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

                                      EXHIBIT E
                                      ---------


                                Areas of Exclusivity


               Los Angeles                             Phoenix
               Chicago                                 San Diego
               San Francisco                           Portland
               Seattle                                 Milwaukee
               Sacramento                              Salt Lake City


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment

                         Advertising Category Restrictions
                          ---------------------------------

                           Condoms
                           Alcohol (Beer not restricted)
                           Fire Arms and Ammunition
                           Fast Food Outlets
                           Gas Companies
                           Telephone Long Distance Service
                           ATM
                           Competitor Convenience Store Chains


* Denotes the information has been filed separately with the Securities and Exchange Commission for Confidential Treatment